Exhibit 3.3(c)

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

SMITH & WESSON HOLDING CORPORATION

Amended as of October 17, 2016

The following amendment to the Amended and Restated Bylaws of Smith & Wesson Holding Corporation (the “Corporation”) was duly adopted by the Board of Directors of the Corporation at a meeting held on October 17, 2016:

NOW, THEREFORE, BE IT RESOLVED, that Section 3 and Section 4 of Article II of the Corporation’s Amended and Restated Bylaws are amended and restated in their entirety to read as follows:

Section 3 — Place of Meetings.

All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other places as shall be designated in the notices or waivers of notice of such meetings. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 78.320(4) of the Nevada Revised Statutes.

Section 4 — Notice of Meetings.

(a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be delivered that shall state the place, if any, date, and hour of the meeting; the means of remote communications, if any; and, except in the case of the annual meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Notice may be delivered by any means permitted by law. If mailed, such notice shall be directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation.

(b) Attendance at a meeting of stockholders, in person or by proxy, constitutes a waiver of notice of the meeting, except when the stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on grounds that the meeting is not lawfully called or convened.